EXHIBIT 1

Harry Winston Diamond Corporation
Debuts on the NYSE

NEW YORK, (November 19, 2007) – Harry Winston Diamond Corporation, formerly known as Aber Diamond Corporation (NASDAQ: ABER; TSX: ABZ), today announced that its securities have begun trading on the New York Stock Exchange (NYSE) under the ticker symbol "HWD." Harry Winston Diamond Corporation will also continue to trade on the Toronto Stock Exchange under the new ticker symbol "HW." Trading in the company's common stock on NASDAQ ceased at the close of market on Friday, November 16, 2007.

In addition, beginning today, the company will operate under the name Harry Winston Diamond Corporation.

"The exchange is privileged to welcome Harry Winston, a leading luxury brand and the world's largest publicly traded diamond company, to our family of companies listed on the NYSE," said John A. Thain, Chief Executive Officer of NYSE Euronext. "We look forward to providing Harry Winston with the superior services, liquidity and brand visibility associated with listing on the NYSE."

"We are excited that Harry Winston Diamond Corporation is now listed on the NYSE. This new listing and our new name represent the beginning of the next successful chapter for our company," said Robert Gannicott, Chairman and Chief Executive Officer of Harry Winston Diamond Corporation.

About Harry Winston Diamond Corporation

Harry Winston Diamond Corporation (NYSE: HWD; TSX: HW) is a specialist diamond enterprise with assets in the mining and retail segments of the diamond industry. The company supplies rough diamonds to the global market from its 40% interest in the Diavik Diamond Mine, located in Canada's Northwest Territories. The company's retail division, Harry Winston, Inc., is a premier jewelry and timepiece retailer with salons in key locations including New York, Paris, London, Beijing, Tokyo and Beverly Hills. For more information, please go to www.harrywinston.com or for investor information, visit investor.harrrywinston.com.

Complete press kit available at www.harrywinston-press.com/nyse-hwd

Contact:
Nancy Murray		Kelley Stamm
nmurray@harrywinston.com	-or-	kstamm@harrywinston.com
646.778.5897		416.205.4380